Commercial Mortgage Servicing MAC A0357-030 P.O. Box 4036 1320 Willow Pass Rd., Suite 300 Concord, CA 94520 800 986-9711

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

RE: J.P. Morgan Chase Commercial Mortgage Securities Corp.,
Commercial Mortgage Pass-Through Certificates, Series 2007-LDP12.

In accordance with Section 11.09 of the Pooling and Servicing Agreement, (the “Agreement”) dated August 1, 2007, executed by and between J.P. Morgan Chase Commercial Mortgage Securities Corp.,  (as “Depositor”), Wells Fargo Bank, N.A.,  (as “Master Servicer“), J.E. Robert Company, Inc., (as “Special Servicer”), and LaSalle Bank National Association, (as "Trustee"), as authorized officer of the Master Servicer, I certify that  (A) a review of the activities of the Master Servicer during the preceding calendar year or portion thereof and of the performance of the Master Servicer under this Agreement has been made under my supervision and (B) to the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or portion  thereof.

Wells Fargo Bank, National Association
“Master Servicer"

/s/ Briggs Hawley

Briggs Hawley
Vice President
Wells Fargo Bank National Association
Commercial Mortgage Servicing

March 2008   765